Exhibit 10.14

Restricted Stock Unit No. /$GrantID$/

INTERCEPT PHARMACEUTICALS, INC.

AMENDED AND RESTATED EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT

Restricted Stock Unit Grant Notice (Employees and Consultants)

Intercept Pharmaceuticals, Inc. (the “Company”) hereby grants to the participant named below (the “Participant”) the number of restricted stock units (“RSUs”) set forth below (this “Award”). This Award is subject to all of the terms and conditions set forth in this Restricted Stock Unit Grant Notice (this “Grant Notice”), the Intercept Pharmaceuticals, Inc. Amended and Restated Equity Incentive Plan (the “Plan”) and the Restricted Stock Unit Agreement attached hereto (the “Agreement”). Capitalized terms not defined in this Grant Notice but defined in the Agreement or the Plan will have the meanings assigned to such terms in the Agreement or the Plan, as applicable. Except as expressly provided in the Agreement, in the event of any conflict between the provisions of this Grant Notice or the Agreement and those of the Plan, the provisions of the Plan will control.

1.	Name and Address of Participant:	/$ParticipantName$/

/$ParticipantAddress$/

2.	Date of Grant:	/$GrantDate$/

3.	Number of Shares	/$AwardsGranted$/

4.	Vesting Commencement Date:	[January 1, 2023]

5.	Vesting Schedule: This Award shall vest as follows provided the Participant is an Employee, director or Consultant of the Company or an Affiliate on the applicable vesting date (see vesting schedule below):

/$VestingSchedule$/

See Section 2(c) of the Agreement for vesting in the event of a Change of Control (as defined in the Agreement).

By accepting this Award, whether electronically or otherwise, the Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Agreement and the Plan. Unless otherwise specified in a written agreement between the Company and the Participant, this Grant Notice, the Agreement and the Plan set forth the entire understanding between the Participant and the Company regarding this Award and supersede all prior oral and written agreements on the terms of this Award.

INTERCEPT PHARMACEUTICALS, INC.

AMENDED AND RESTATED EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Pursuant to the Restricted Stock Unit Grant Notice to which this agreement is attached (the “Grant Notice”) and this Restricted Stock Unit Agreement (this “Agreement”), Intercept Pharmaceuticals, Inc. (the “Company”) has granted to the participant named in the Grant Notice (the “Participant”) a Restricted Stock Unit Award (this “Award”), under and for the purposes set forth in the Intercept Pharmaceuticals, Inc. Amended and Restated Equity Incentive Plan (the “Plan”), for the number of Restricted Stock Units (“RSUs”) indicated in the Grant Notice.  Capitalized terms not defined in this Agreement or in the Grant Notice but defined in the Plan will have the meanings assigned to such terms in the Plan.

The terms and conditions of this Award, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.GRANT OF AWARD.

This Award represents the Participant’s right to receive one share of the Company’s common stock, par value $0.001 per share (the “Shares”), for each RSU that vests.  Such Shares shall be delivered by the Company to the Participant within five days of the applicable vesting date and in accordance with this Agreement and the Plan.  Except as otherwise provided herein, the Participant will not be required to make any payment to the Company (other than past and future services to the Company) with respect to the Participant’s receipt of this Award, the vesting of the RSUs or the delivery of the Shares to be issued in respect of this Award.

2.VESTING OF AWARD.

(a)Subject to the terms and conditions set forth in this Agreement and the Plan, this Award shall vest as set forth in the Grant Notice.  This Award shall continue to vest in accordance with its terms for so long as the Participant is an Employee, director or Consultant of the Company or an Affiliate.

(b)Except as otherwise set forth in this Agreement, if the Participant ceases to be an Employee, director or Consultant of the Company or of an Affiliate for any reason other than the termination of the Participant for Cause (the date of such cessation of service, the “Termination Date”), then as of the Termination Date, all unvested RSUs shall immediately be forfeited at no cost to the Company and this Agreement shall terminate and be of no further force or effect; provided, however, that, in the event that this Award vests in equal annual installments and, following the first anniversary of the Vesting Commencement Date specified in the Grant Notice, the Participant’s employment with the Company or an Affiliate terminates by reason of death or Disability or, other than in the circumstances described in Section 2(c) below, an involuntary termination of employment without Cause, then (i) if the Termination Date is three (3) months or less before the next scheduled vesting date, 75% of the RSUs that were otherwise eligible to vest on such vesting date shall become fully vested as of the Termination Date, (ii) if the Termination Date is more than three (3) months but no more than six (6) months before the next scheduled vesting date, 50% of the RSUs that were otherwise eligible to vest on such vesting date shall become fully vested as of the Termination Date, (iii) if the Termination Date is more than six (6) months but no more than nine (9) months before the next scheduled vesting date, 25% of the RSUs that were otherwise eligible to vest on such vesting date shall become fully vested as of the Termination Date or (iv) if the Termination Date is more than nine (9) months before the next scheduled vesting date, none of such RSUs shall vest and, in each case, any outstanding RSUs that do not vest in accordance with this Section 2(b) shall be forfeited at no cost to the Company as of the Termination Date.

In the event the Participant’s service is terminated by the Company or an Affiliate for Cause, then as of the time the Participant is notified his or her service is terminated for Cause, all unvested RSUs shall immediately be forfeited at no cost to the Company and this Agreement shall terminate and be of no further force or effect.

(c)Notwithstanding the foregoing, except to the extent specifically provided to the contrary in any employment agreement between the Participant and the Company or an Affiliate, in the event of (i) a Change of Control (as defined below) and the Participant’s service with the Company, the acquiring or succeeding corporation or any Affiliate of any of the foregoing is terminated by such entity for any reason other than for Cause within 12 months of the Change of Control, then, immediately prior to such termination, all of the RSUs subject to this Award that are then unvested shall become fully vested, or (ii) a Corporate Transaction (as defined in Section 24(b) of the Plan) that is a Change of Control in which the acquiring entity does not assume this Award, then, immediately prior to the Change of Control, all of the RSUs subject to this Award that are then unvested shall become fully vested.

For purposes of this Agreement, “Change of Control” means the occurrence of any of the following events:

(i)Ownership.  Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then-outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates or any employee benefit plan of the Company); or

(ii)Merger/Sale of Assets.  (A) A merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring stockholder approval; or

(iii)Change in Board Composition.  A change in the composition of the Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date of grant, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(iv)“Change of Control” shall be interpreted, if applicable, in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences under Section 409A of the Code.

3.PROHIBITIONS ON TRANSFER.

This Award (including any additional RSUs received by the Participant as a result of stock dividends, stock splits or any other similar transaction affecting the Company’s securities without receipt of consideration) shall not be transferable by the Participant otherwise than (i) by will or by the laws of descent and distribution, or (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder.  Except as provided above in this Section 3, the Shares to be issued pursuant to this Award shall be issued during the Participant’s lifetime only to the Participant (or, in the event of legal incapacity or incompetency, to the Participant’s guardian or representative). This Award shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.  Any attempted transfer, assignment, pledge, hypothecation or other disposition of this Award or of any rights granted hereunder contrary to the provisions of this Section 3, or the levy of any attachment or similar process upon this Award shall be null and void.

4.NO RIGHTS AS STOCKHOLDER.

Subject to Section 5 below, the Participant shall have no rights as a stockholder with respect to the Shares to be issued pursuant to this Award until registration of the Shares in the Company’s share register in the name of the Participant.

5.ADJUSTMENTS AND CASH DIVIDENDS.

(a)This Award, including the number of RSUs subject to this Award, shall be subject to adjustment from time to time as provided for in the Plan upon the occurrence of certain events described therein.

(b)To the extent that the Company declares and pays any cash dividend on its Common Stock while any RSUs subject to this Award are unvested, the Participant shall be eligible to receive upon vesting of such RSUs an amount equal to the amount of such dividend that the Participant would have received had the Shares underlying such RSUs been issued and held by the Participant at the time at which such dividend was declared; it being understood that no such amount shall be payable with respect to any RSUs that are forfeited.

6.	TAXES.

The Participant acknowledges that any income or other taxes due from him or her with respect to this Award or the Shares issuable pursuant to this Award shall be the Participant’s responsibility.  The Participant acknowledges and agrees that (i) the Participant was free to use professional advisors of his or her choice in connection with his or her acceptance of this Award, has received advice from his or her professional advisors in connection with his or her acceptance of this Award, understands its meaning and import, and has accepted this Award freely and without coercion or duress; and (ii) the Participant has not received and is not relying upon any advice, representations or assurances made by or on behalf of the Company or any Affiliate or any employee of or counsel to the Company or any Affiliate regarding any tax or other effects or implications of this Award, the Shares issuable pursuant to this Award or other matters contemplated hereby.

Without limiting the foregoing, the Participant agrees that if under applicable law the Participant will owe taxes upon the vesting of RSUs subject to this Award, the Company shall be entitled to immediate payment from the Participant of the amount of any tax required to be withheld by the Company. Any taxes due shall be paid, at the option of the Company, as follows (or utilizing such other arrangement as may be specified by the Company):

(a)through reducing the number of Shares otherwise entitled to be issued to the Participant on the applicable vesting date in an amount equal to the amount of withholding tax due and payable by the Company;

(b)requiring the Participant to deposit with the Company an amount of cash equal to the amount determined by the Company to be required with respect to the Participant’s estimated total federal, state and local tax obligations or otherwise withholding from the Participant’s remuneration an amount equal to the withholding tax due and payable; or

(c)requiring the Participant to make an automatic sale, effected by a broker-dealer designated by the Company, of a portion of the Shares issued to the Participant on the applicable vesting date sufficient to cover the applicable tax withholding obligation arising upon such vesting, with the proceeds thereof to be remitted to the Company to satisfy such tax withholding obligation.  To the extent that the proceeds of such sale exceed the Company’s tax withholding obligation, such excess cash shall be paid to the Participant as soon as practicable.  In addition, if such sale is not sufficient to pay the Company’s tax withholding obligation, the Participant agrees to pay to the Company as soon as practicable, including through additional payroll withholding, the amount of any tax withholding obligation that is not satisfied by the sale of Shares. The Participant agrees to hold the Company and the broker-dealer harmless from all costs, damages or expenses relating to any such sale.  The Participant acknowledges that the Company and the broker-dealer are under no obligation to arrange for such sale at any particular price.  In connection with such sale of Shares, the Participant shall execute any such documents requested by the broker-dealer in order to effectuate the sale of Shares and payment of the proceeds to the Company.

The Company shall not deliver any Shares to the Participant until it is satisfied that all required withholdings have been made.

7.SECURITIES LAWS COMPLIANCE.

The Participant specifically acknowledges and agrees that this Award and any delivery of Shares hereunder shall be subject to compliance with the requirements of the Securities Act and other applicable securities laws, rules or regulations.  In addition, applicable securities laws, rules or regulations may restrict the ability of the Participant to resell Shares delivered hereunder, including due to the Participant’s affiliation with the Company.  The Company shall not be obligated to issue the Shares if such issuance would violate any applicable securities law, rule or regulation.

8.	NO OBLIGATION TO MAINTAIN RELATIONSHIP.

The Participant acknowledges that: (i) the Company is not by the Plan or this Award obligated to continue the Participant as an Employee, director or Consultant of the Company or an Affiliate; (ii) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (iii) the grant of this Award is a one-time benefit which does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards; (iv) all determinations with respect to future grants, if any, will be at the sole discretion of the Company; (v) the Participant’s participation in the Plan is voluntary; (vi) the value of this Award is an extraordinary item of compensation which is outside the scope of the Participant’s employment or consulting contract, if any; and (vii) this Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

9.	NOTICES.

Any notices required or permitted by the terms of this Agreement or the Plan shall be given by recognized courier service, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:

Intercept Pharmaceuticals, Inc.

305 Madison Avenue

Morristown, NJ 07960

Attention: General Counsel

If to the Participant at the address set forth on the Grant Notice or to such other address or addresses of which notice in the same manner has previously been given.  Any such notice shall be deemed to have been given upon the earlier of receipt, one business day following delivery to a recognized courier service or three business days following mailing by registered or certified mail.

The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means. By accepting this Award, whether electronically or otherwise, the Participant consents to receive such documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.

10.	GOVERNING LAW.

The Grant Notice and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.  For the purpose of litigating any dispute that arises under the Grant Notice, this Agreement or the Plan, each of the Company and, by accepting this Award, whether electronically or otherwise, the Participant hereby consents to exclusive jurisdiction in New York and agrees that such litigation shall be conducted in the state courts of New York County, New York or the federal courts of the United States for the District of the Southern District of New York.

11.	BENEFIT OF AGREEMENT.

Subject to the provisions of the Plan and the other provisions hereof, the Grant Notice and this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

12.	ENTIRE AGREEMENT.

The Grant Notice and this Agreement, together with the Plan, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement not expressly set forth in the Grant Notice or this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of the Grant Notice or this Agreement; provided, however, in any event, the Grant Notice and this Agreement shall be subject to and governed by the Plan. This Award is subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. In addition, this Award (and any compensation paid or shares issued pursuant to this Award) is subject to recoupment in accordance with The Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

13.	MODIFICATIONS AND AMENDMENTS.

The terms and provisions of the Grant Notice and this Agreement may be modified or amended as provided in the Plan.

14.	WAIVERS AND CONSENTS.

Except as provided in the Plan, the terms and provisions of the Grant Notice and this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of the Grant Notice or this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

15.DATA PRIVACY.

By accepting this Award, whether electronically or otherwise, the Participant: (i) authorizes the Company and each Affiliate, and any agent of the Company or any Affiliate administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its Affiliates such information and data as the Company or any such Affiliate shall request in order to facilitate the grant of awards and the administration of the Plan; (ii) waives any data privacy rights he or she may have with respect to such information or the sharing of such information; and (iii) authorizes the Company and each Affiliate to store and transmit such information in electronic form for the purposes set forth in the Grant Notice and this Agreement.

16.SEVERABILITY.

If all or any part of the Grant Notice, this Award Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of the Grant Notice, this Award Agreement or the Plan not declared to be unlawful or invalid. Any section of the Grant Notice, this Award Agreement or the Plan (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

17.SECTION 409A.

This Award is intended to be exempt from the nonqualified deferred compensation rules of Section 409A of the Code as a “short term deferral” (as that term is used in the final regulations and other guidance issued under Section 409A of the Code, including Treasury Regulation Section 1.409A-1(b)(4)(i)), and shall be construed accordingly.

18.NON-U.S. PARTICIPANTS.

If the Participant works and/or resides outside of the United States, the applicable terms and conditions set forth in Appendix A shall apply to this Award. In addition, the Company reserves the right to impose other requirements on the Participant to the extent the Company determines that such requirements are necessary or advisable in order to comply with local law or facilitate the administration of the Plan and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

APPENDIX A

INTERCEPT PHARMACEUTICALS, INC.

AMENDED AND RESTATED EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

TERMS AND CONDITIONS FOR NON-U.S. PARTICIPANTS

This Appendix includes additional or different terms and conditions that govern this Award if the Participant works and/or resides outside of the United States. This Appendix forms part of the Restricted Stock Unit Agreement to which it is attached (the “Agreement”). Capitalized terms not defined in this Appendix but defined in the Agreement or the Plan will have the meanings assigned to such terms in the Agreement or the Plan, as applicable.  References within this Appendix to “you” refer to the Participant.

These terms are general in nature, may not apply to your particular situation and are based on securities, tax and other laws that are often complex and subject to frequent change. As such, the Company strongly recommends that you do not rely on this summary as your only source of information relating to the consequences of your Award and participation in the Plan and further that you consult your personal tax or legal advisors for advice as to how the laws in your country apply to your situation. Note that if you are a citizen or resident of a country other than the one in which you are working, additional requirements, other than those described herein, may be applicable to you.

ALL NON-U.S. PARTICIPANTS

1.	TAXES (REPLACING SECTION 6 OF THE AGREEMENT)

The Participant acknowledges that any income or other taxes due from him or her with respect to this Award or the Shares issuable pursuant to this Award, as well as any amounts in respect of taxes or social security contributions (including, as applicable, employer National Insurance Contributions) that the Participant has elected to bear, shall be the Participant’s responsibility.  The Participant acknowledges and agrees that (i) the Participant was free to use professional advisors of his or her choice in connection with his or her acceptance of this Award, has received advice from his or her professional advisors in connection with his or her acceptance of this Award, understands its meaning and import, and has accepted this Award freely and without coercion or duress; and (ii) the Participant has not received and is not relying upon any advice, representations or assurances made by or on behalf of the Company or any Affiliate or any employee of or counsel to the Company or any Affiliate regarding any tax or other effects or implications of this Award, the Shares issuable pursuant to this Award or other matters contemplated hereby.

Without limiting the foregoing, the Participant agrees that if under applicable law the Participant will owe taxes and social security contributions upon the vesting of RSUs subject to this Award, the Company shall be entitled to immediate payment from the Participant of the amount of any federal, provincial, state, local and personal income taxes, wage tax and social security contributions (including, as applicable, Canada Pension Plan) required by law to be withheld by the Company. Any such taxes and social security contributions due shall be paid, at the option of the Company, as follows (or utilizing such other arrangement as may be specified by the Company):

(a)

withholding from the Participant’s paycheck an amount equal to the federal, provincial, state, local and personal income taxes, wage tax and social security contributions required by law or contract to be withheld; or

(b)

requiring the Participant to make an automatic sale, effected by a broker-dealer designated by the Company, of a portion of the Shares issued to the Participant on the applicable vesting date sufficient to cover the applicable tax or social security withholding obligation arising upon such vesting, with the proceeds thereof to be remitted to the Company to satisfy such tax or social security withholding obligation.  To the extent that the proceeds of such sale exceed the Company’s tax or social security withholding obligation, such excess cash shall be paid to the Participant as soon as practicable.  In addition, if such sale is not sufficient to pay the Company’s tax or social security withholding obligation, the Participant agrees to pay to the Company as soon as practicable, including through additional payroll withholding, the amount of any tax or social security withholding obligation that is not satisfied by the sale of Shares. The Participant agrees to hold the Company and the broker-dealer harmless from all costs, damages or expenses relating to any such sale.  The Participant acknowledges that the Company and the broker-dealer are under no obligation to arrange for such sale at any particular price.  In connection with such sale of Shares, the Participant shall execute any such documents requested by the broker-dealer in order to effectuate the sale of Shares and payment of the proceeds to the Company.

The Company shall not deliver any Shares to the Participant until it is satisfied that all required withholdings have been made.

2.	WAIVER OF RIGHTS ON TERMINATION (EXCEPT FRANCE, PORTUGAL, SPAIN AND DENMARK)

The Participant hereby waives all and any rights to compensation or damages in consequence of the termination of his or her office or employment with the Company or his or her employing entity for any reasons whatsoever (whether lawful or unlawful and including, without prejudice to the generality of the foregoing, in circumstances giving rise to a claim for wrongful dismissal) insofar as those rights arise or may arise from his or her ceasing to have rights under or being entitled to be issued shares of Common Stock on vesting of the RSUs as a result of such termination, or from the loss or diminution in value of any rights or entitlements in connection with the Plan.

The Plan and this Award do not form part of the Participant’s contract of employment.  If the Participant ceases to be employed or engaged by the Company or any Affiliate for any reason (including as a result of a repudiatory breach of contract by the Company or its Affiliate), the Participant shall not be entitled, and by participating in the Plan  the Participant shall be deemed irrevocably to have waived any entitlement, by way of compensation for loss of employment, breach of contract or otherwise to any sum or other benefit to compensate the Participant for any rights or prospective rights under the Plan. This exclusion applies equally (and without limitation) to any loss arising from the way in which the discretion is (or is not) exercised under any provision of the Plan even if the exercise (or non-exercise) of such discretion is, or appears to be, irrational or perverse and/or breaches, or is claimed to breach any implied term of the Plan or any other contract between the Participant and the Participant’s employer. Participation in the Plan and any benefits provided under it shall not be pensionable nor will they count as pay or remuneration when calculating salary related benefits (including, but not limited to, pension).

3.	Data Privacy (In Addition To Section 15 OF THE AGREEMENT) (Except Italy, Portugal AND SPAIN)
(1)	The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in the Agreement by and among, as applicable, his or her employing entity or contracting party and the Company for the exclusive purpose of implementing, administering and managing his or her participation in the Plan.
(2)	The Participant acknowledges the following:
(i)	the Company holds certain personal information about the Participant, including, but not limited to, his or her name, home address and telephone number, work location and phone number, date of birth, hire date, bank and payroll details, social security numbers, details of all awards or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Personal Data”);
(ii)	providing or transferring Personal Data to the Company is necessary and essential to the Participant’s participation in the Plan and that the Participant’s refusal to provide Personal

Data or withdrawal of consent to the collection, storage or transfer of Personal Data may affect the Participant’s ability to participate in the Plan since it would be impossible for the Company to comply with its contractual obligations under the Plan;
(iii)	the Participant’s Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country;
(iv)	the Participant has been informed that the Company shall not transfer Personal Data from the Participant’s country without requiring the recipient to comply with the requirements of the General Data Protection Regulation (as applicable) and applicable data protection laws, and that the Participant may request a list with the names and addresses of any potential recipients of the Personal Data by contacting his or her local human resources representative;
(v)	Personal Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan and any potential claim made by the Participant in relation to any award; and
(vi)	the Participant may, at any time, exercise the right of access, rectification and cancelation of the Participant’s personal data, oppose, request additional information about the storage and processing of Personal Data or refuse to the further processing of the Personal Data by contacting in writing the Participant’s local human resources representative (who can be identified on the Company’s intranet).

ADDITIONAL COUNTRY-SPECIFIC PROVISIONS

AUSTRALIA

Financial product advice:  The Participant acknowledges and agrees that advice provided by the Company (if any) in relation to this Award is of a general nature only and does not take into account the objectives, financial situation or needs of the Participant.  The Participant should consider obtaining advice from a person who is licensed by the Australian Securities and Investments Commission to give such advice. The Company is not licensed to provide financial product advice in Australia in relation to restricted stock units and there is no cooling-off regime in Australia that applies in respect of the grant of restricted stock units.

Risk of acquiring and holding Common Stock:  The Participant acknowledges that there are risks of acquiring and holding Common Stock.  Before accepting this Award, or acquiring the underlying Shares, the Participant should satisfy himself or herself that he or she has a sufficient understanding of these matters and should consider whether Common Stock is a suitable investment for the Participant, having regard to the investment objectives, financial circumstances and taxation position of the Participant.

(b)	The price at which Common Stock is quoted on the Nasdaq Global Select Market may decrease, even to the extent that the price is less than the price or prices paid for the Shares by the Participant.

(c)	There is no guarantee that an active market in Common Stock will continue. The number of potential buyers or sellers of Common Stock on the Nasdaq Global Select Market may vary at any time. This may increase the volatility of the market price of Common Stock.

(d)	The Company may not pay dividends on Common Stock at any particular level or at all. If the Company has paid dividends on Common Stock, it may cease to pay such dividends.

(e)	Holding Common Stock may have tax implications for the Participant and the tax regime applying to the Participant may change.

Market price of Common Stock:  The Participant could, from time to time, ascertain the market price of Common Stock in Australian Dollars by obtaining the market price from the Nasdaq Global Select Market website, the Company’s website or applicable U.S. publication, and multiplying that market price by a published exchange rate to convert U.S. Dollars into Australian Dollars.

BELGIUM

Timing and calculation basis of taxation. You will recognize taxable income upon vesting of the RSUs, and you will be required to include the taxable income within your yearly income tax return covering the financial year during which vesting occurs. The amount of the taxable income is calculated on the basis of the fair market value of the Shares at the time of vesting. To the extent you are explicitly required to hold the Shares for at least an additional 2 years beyond the date of vesting, then the taxable income may be limited to the difference between 100/120th of the fair market value of the Shares acquired and the price you paid. The income will be taxed as compensation income and subject to income tax and social security contributions.

Capital gains on sale. The capital gains on the sale of the Shares acquired upon vesting are not taxable to the extent you qualify as a Belgian tax resident.

CANADA

Vesting of Award.  For purposes of Section 2 of the Agreement, the Participant’s “Termination Date” means the later of: (i) the date that is the last day of any statutory notice period applicable to the Participant pursuant to applicable employment standards legislation; and (ii) the date that is designated by the Company or Affiliate to which the Participant provides services as the last day of the Participant’s employment, term of office or engagement with the Company or Affiliate (as applicable); provided, that in the case of termination of employment by voluntary resignation by the Participant, such date shall not be earlier than the date notice of resignation was given. For certainty, except only as expressly required by applicable employment standards legislation, as amended or replaced, or agreed by the Company, no portion of this Award shall vest following the Participant’s Termination Date and no period of notice or payment in lieu of notice in respect of a termination of an office or employment without Cause shall extend such Termination Date.

Dividends.  To the extent that the Company declares and pays any cash dividend on its Common Stock while any RSUs subject to this Award are unvested, the Participant shall be eligible to receive upon vesting of such RSUs an amount equal to the amount of such dividend that the Participant would have received had the Shares underlying such RSUs been issued and held by the Participant at the time at which such dividend was declared; it being understood that no such amount shall be payable with respect to any RSUs that are forfeited.

DENMARK

Danish Stock Option Act.  In accepting this Award, you acknowledge that you have received an Employer Statement translated into Danish, which is being provided to comply with the Danish Stock Option Act and which sets out the main terms of the Plan applying to you. To the extent more favorable to you and required to comply with the Stock Option Act, the terms set forth in the Employer Statement, including terms regarding vesting and forfeiture in connection with termination of your employment will apply to your participation in the Plan.

Exchange Control Notification.  If you establish an account holding Shares or cash outside Denmark, you must report the account to the Danish Tax Administration.  The form which should be used in this respect can be obtained from a local bank.  (Please note that these obligations are separate from and in addition to the obligations described below.)

Securities and Tax Reporting Notification.  You may hold Shares acquired under the Plan in a safety-deposit account (e.g., a brokerage account) with either a Danish bank or with an approved foreign broker or bank.  If the Shares are held with a foreign broker or bank, you are required to inform the Danish Tax Administration about the safety-deposit account.  For this purpose, you must file a Form V (Erklaering V) with the Danish Tax Administration.  Both you and the broker or bank must sign the Form V.  By signing the Form V, the broker or bank undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the Shares in the safety-deposit account.  In the event that the applicable broker or bank with which the account is held does not wish to, or pursuant to the laws of the country in question, is not allowed to assume such obligation to report, you will be solely responsible for providing certain details regarding the foreign brokerage or bank account and any Shares acquired in connection with the Plan and held in such account to the Danish Tax Administration as part of your annual income tax return.  By signing the Form V, you authorize the Danish Tax Administration to examine the account.  A sample of the Form V can be found at the following website: www.skat.dk.

In addition, if you open a brokerage account or a bank account with a U.S. bank, the account will be treated as a deposit account because cash can be held in the account.  Therefore, you must also file a Form K (Erklaering K) with the Danish Tax Administration.  Both you and the broker must sign the Form K.  By signing the Form K, the broker or bank, as applicable, undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the deposit account.  In the event that the applicable financial institution (broker or bank) with which the account is held does not wish to, or pursuant to the laws of the country in question, is not allowed to assume such obligation to report, you will be solely responsible for providing certain details regarding the foreign brokerage or bank account to the Danish Tax Administration as part of your annual income tax return.   By signing the Form K, you authorize the Danish Tax Administration to examine the account.  A sample of Declaration K can be found at the following website: www.skat.dk.

FRANCE

Language Consent.  By accepting the grant, you confirm that you have read and understood the documents relating to the grant (the Plan, the Grant Notice and the Agreement, including this Appendix) which were provided in the English language.  You confirm that you are fluent in English, written and spoken.  You accept the terms of these documents accordingly.

Consentement Relatif à la Langue Utilisée.  En acceptant l’attribution, vous confirmez avoir lu et compris les documents relatifs à l’attribution (le Plan, l’Avis et le Contrat, y compris cette Annexe) qui ont été communiqués en langue anglaise.  Vous acceptez les termes de ces documents en connaissance de cause.

Tax Notification.  This Award is not intended to qualify for favorable tax or social security treatment in France.

Exchange Control Notification.  If you hold Shares outside of France or maintain a foreign bank account, you are required to report such to the French tax authorities when filing your annual tax return.

Dividends.  To the extent that the Company declares and pays any cash dividend on its Common Stock while any RSUs subject to this Award are unvested, the Participant shall be eligible to receive upon vesting of such RSUs an amount equal to the amount of such dividend that the Participant would have received had the Shares underlying such RSUs been issued and held by the Participant at the time at which such dividend was declared; it being understood that no such amount shall be payable with respect to any RSUs that are forfeited.

GERMANY

Taxes.  The following provision replaces Section 1 of this Appendix A:

The Participant acknowledges that any income or other taxes (including solidarity surcharges, social security contributions and church taxes) due from him or her with respect to this Award or the Shares issuable pursuant to this Award shall be the Participant’s responsibility.  The Participant acknowledges and agrees that (i) the Participant was free to use professional advisors of his or her choice in connection with his or her acceptance of this Award, has received advice from his or her professional advisors in connection with his or her acceptance of this Award, understands its meaning and import, and has accepted this Award freely and without coercion or duress; and (ii) the Participant has not received and is not relying upon any advice, representations or assurances made by or on behalf of the Company or any Affiliate or any employee of or counsel to the Company or any Affiliate regarding any tax or other effects or implications of this Award, the Shares issuable pursuant to this Award or other matters contemplated hereby.

Without limiting the foregoing, the Participant agrees that if under applicable law, income by the Participant arising from or in relation to (i) the granting or vesting of this Award or (ii) the delivery of the Shares, is subject to taxes (including solidarity surcharges and church taxes) or social security contributions, the Company shall be entitled to immediate payment from the Participant of the amount of any federal, provincial, state, local and personal income taxes, wage tax (including solidarity surcharges and church taxes) and social security contributions required by law to be withheld by the Company. Any such taxes (including solidarity surcharges and church taxes) and social security contributions due shall be paid to the competent tax or other public authority, at the option of the Company, as follows (or utilizing such other arrangement as may be specified by the Company):

(a)

deduction or withholding from the Participant’s remuneration, or requiring the Participant to remit to the Company, an amount equal to the statutory or contractual amount of any federal, provincial, state, local and personal income taxes, wage tax (including solidarity surcharge and church tax) and social security contributions required by law or contract to be withheld arising from or in relation to (i) the granting or vesting of this Award or (ii) the delivery of the Shares; or

(b)

requiring the Participant to make an automatic sale, effected by a broker-dealer designated by the Company, of a portion of the Shares issued to the Participant on the applicable vesting date sufficient to cover the applicable tax (including solidarity surcharge and church tax) or social security withholding obligation, with the proceeds thereof to be remitted to the Company to satisfy such tax (including solidarity surcharge and church tax) or social security withholding obligation.  To the extent that the proceeds of such sale exceed the Company’s tax (including solidarity surcharge and church tax) or social security withholding obligation, such excess cash shall be paid to the Participant as soon as practicable.  In addition, if such sale is not sufficient to pay the Company’s tax (including solidarity surcharge and church tax) or social security withholding obligation, the Participant agrees to pay to the Company as soon as practicable, including through additional payroll withholding, the amount of any tax or social security withholding obligation that is not satisfied by the sale of Shares. The Participant agrees to hold the Company and the broker-dealer harmless from all costs, damages or expenses relating to any such sale.  The Participant acknowledges that the Company and the broker-dealer are under no obligation to arrange for such sale at any particular price.  In connection with such sale of Shares, the Participant shall execute any such documents requested by the broker-dealer in order to effectuate the sale of Shares and payment of the proceeds to the Company.

The Company shall not deliver any Shares to the Participant until it is satisfied that all required withholdings have been made. The Participant further agrees that, if the Company does not withhold an amount from the Participant’s remuneration sufficient to satisfy the Company’s income or wage tax (including solidarity surcharge and church tax) and social security withholding obligation, the Participant will reimburse the Company on demand, in cash, for the amount under-withheld.

For the avoidance of doubt, the Company, inter alia, has the authority to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy applicable taxes (including wage taxes (Lohnsteuern), solidarity surcharges (Solidaritätszuschläge), church taxes (Kirchensteuern) and social security contributions (Sozialversicherungsbeiträge)) arising from or relating to the  (i) the granting or vesting of this Award or (ii) the delivery of the Shares.

Dividends.  To the extent that the Company declares and pays any cash dividend on its Common Stock while any RSUs subject to this Award are unvested, the Participant shall be eligible to receive upon vesting of such RSUs an amount equal to the amount of such dividend that the Participant would have received had the

Shares underlying such RSUs been issued and held by the Participant at the time at which such dividend was declared; it being understood that no such amount shall be payable with respect to any RSUs that are forfeited.

ITALY

Data Privacy.  The following provision replaces Section 3 of this Appendix A:

You understand that the Company and/or any Affiliate may hold certain personal information about you, including, without limitation, your name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or an Affiliate, details of all restricted stock units, or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, managing, and administering the Plan (“Data”) and in compliance with applicable laws and regulations.

You also understand that providing the Company with Data is necessary for the performance of the Plan and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan.  The Controller of personal data processing is Intercept Pharmaceuticals, Inc., 305 Madison Avenue, Morristown, NJ 07960 and pursuant to Art. 6 let. b) and c) of the General  Data Protection Regulation (“GDPR”) and Legislative Decree no. 196/2003, its representative in Italy.

You understand that Data will not be publicized, but it may be transferred to the Company’s designated broker/third party administrator for the Plan or such other stock plan service provider as may be selected by the Company in the future (any such entity, “Broker”), or other third parties involved in the management and administration of the Plan.  You understand that Data may also be transferred to the independent registered public accounting firm engaged by the Company.  You further understand that the Company and its Affiliates will transfer Data amongst themselves as necessary for the purposes of implementing, administering and managing your participation in the Plan, and that the Company and/or Affiliate may each further transfer Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Data to the Broker or other third party with whom you may elect to deposit any Shares acquired under the Plan.  Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan.  You understand that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere, and in locations that might not provide the same level of protection as intended under Italian data privacy laws. In such case, the Company undertakes to comply with the applicable privacy law in order to ensure that the recipient meets the same standards provided by the European Union legislation, implementing appropriate and suitable safeguards, such as using standard clauses or equivalent safeguard measures as provided for by Art. 46 of the GDPR and paragraph 7 of Legislative Decree no. 196/2003.  Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

You understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable laws and regulations, with specific reference to Art. 6 let. b) and c) of the GDPR and Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require your consent thereto, as the processing is necessary to performance of contractual obligations related to implementation, administration, and management of the Plan.  You understand that, pursuant to Art. 15 of the GDPR and paragraph 7 of Legislative Decree no. 196/2003, you have the right to, without limitation, access, delete, update, correct, or terminate, for legitimate reason, the Data processing. Additionally, you understand that you may exercise the right to portability, within the limits set forth by Art. 20 of the GDPR.

Furthermore, you are aware that Data will not be used for direct-marketing purposes.  In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting your local human resources representative.

Grant Document Acknowledgment.  In accepting the grant of this Award, you acknowledge that you have received a copy of the Plan, the Grant Notice and the Agreement, including this Appendix, and have reviewed the Plan, the Grant Notice and the Agreement, including this Appendix, in their entirety and fully understand and accepts all provisions thereof.

Foreign Asset Reporting Notification.  If you are an Italian resident and, during any fiscal year, hold investments or financial assets outside of Italy (e.g., cash, Shares) which may generate income taxable in Italy (or if you are the beneficial owner of such an investment or asset even if you do not directly hold the investment or asset), you are required to report such investments or assets on your annual tax return for such fiscal year (on UNICO Form, RW Schedule, or on a special form if you are not required to file a tax return).

NORWAY

Securities and Tax Reporting Notification.  You may hold Shares acquired under the Plan in a safety-deposit account (e.g., a brokerage account) with either a Norwegian bank or with an approved foreign broker or bank.  If the Shares are held with a foreign broker or bank, you are required to inform the Norwegian Tax Administration about the safety-deposit account. You do this on forms RF-1088 and RF-1059 in connection with filing your annual tax return (“selvangivelse”). Shares held with a Norwegian bank will be reported automatically.

PORTUGAL

Language Consent. By accepting the grant of this Award, you confirm that you have read and understood the documents relating to the grant (the Plan, the Grant Notice and the Agreement, including this Appendix) which were provided to you in English language. You confirm that you are fluent in English, written and spoken. You accept the terms of these documents accordingly.

Grant Document Acknowledgment. In accepting the grant of the this Award, you acknowledge that you have received a copy of the Plan, the Grant Notice and the Agreement, including this Appendix, and have reviewed the Plan, the Grant Notice and the Agreement, including this Appendix, in their entirety and fully understand and accept all provisions thereof.

Tax Reporting Obligation.  If the Shares acquired under the Plan are held with a foreign broker or bank, you are required to inform the Portuguese Tax Authorities about the existence of such account.  For this purpose, within the annual submission of your personal income tax return you must file Annex J with the Portuguese Tax Administration, identifying the account by reference to the applicable IBAN – International Bank Account Number and BIC - Bank Identifier Code.  Income arising out of the Plan and/or derived from the Shares is subject to reporting to the Portuguese Tax Authorities.

Data Privacy.  The following provision replaces Section 3 of this Appendix A:

You understand that the Company holds certain personal information about you, including, but not limited to, your name, home address and telephone number, work location and phone number, date of birth, hire date, details of all awards or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Personal Data”).

You understand that the providing or transferring of Personal Data to the Company is necessary and essential to your participation in the Plan and that your refusal to provide Personal Data or withdrawal of consent to the collection, storage or transfer of Personal Data may affect your ability to participate in the Plan since it would be impossible for the Company to comply with its contractual obligations under the Plan.

You understand that your Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country.

You were informed that the personal data communicated outside of Portugal will be protected identically as provided for in Law No. 67/98, of 26 October, and that you may request a list with the names and addresses of any potential recipients of the Personal Data by contacting your local human resources representative.

You authorize the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan.

You understand that Personal Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan and any potential claim of the Participant.

You understand that you may, at any time, exercise of the right of access, rectification and cancelation of your personal data, oppose, request additional information about the storage and processing of Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative (who can be identified on the Company’s intranet).

SPAIN

Taxes.  The following provision supplements Section 1 of this Appendix A:

Pursuant to Royal Decree-Law 13/2011 of 16 September (as amended), wealth tax (Impuesto sobre el Patrimonio) has been temporarily restored in Spain.  If the Participant’s only foreign assets are the Shares and the value of the Shares on 31 December exceeds the specified threshold the Participant will be required to make a declaration to the Spanish tax authorities between 1 January and 31 March of the immediately following year. The Participant much declare foreign rights and assets including (i) ISIN code of Shares; (ii) the name and corporate domicile of the issuing company; and (iii) the number, class, and value of the Shares held as of 31 December.

Exchange Controls.  The Participant is responsible for complying with exchange control regulations in Spain. Declaration of the acquisition of Shares for statistical purposes to the Dirección General de Comercio e Inversiones (DGCI) of Ministerio de Economía is compulsory (i) if the purchase price exceeds the specified threshold; (ii) if the investor holds a stake of at least 10 percent in the Company; or (iii) if the investor belongs to the Company’ s board of directors. If Participants purchase any Shares through the use of a Spanish financial institution, the institution will automatically make the declaration to the DGCI; otherwise the Participant must make the declaration by filing the appropriate form with the DGCI. The Participant must also declare ownership of Shares with the DGCI in January of each year.

Data Privacy. The following provisions replace Section 3 of this Appendix A:

The Participant’s personal data will be processed by Intercept Pharmaceuticals, Inc. (the “Data Controller”) with a corporate domicile at 305 Madison Avenue, Morristown, NJ 07960.

The purpose of the processing is to implement the Grant Notice and the Agreement under the Plan, verify eligibility conditions and develop and perform the contractual and legal obligations arising thereof. The processing of the Participant’s personal data is necessary for such purposes and its legal basis are the execution and development of the contractual relationship and, if applicable, the compliance with legal duties applicable to the Data Controller.  Personal data will be processed whilst the Participant holds the relevant awards and, after this, for six years, or, exceptionally, for the period during which any kind of liability may arise from a legal or contractual obligation applicable to the Data Controller.

The Participant’s personal data will be transferred outside the European Economic Area, to the United States, where Intercept Pharmaceuticals, Inc. is located. A copy of the relevant appropriate safeguards subscribed in order to carry out such international data transfer can be requested from human resources. Additionally, the Participant’s personal data may be disclosed only to those group companies which may have a legal basis for processing this personal data.

The Participant may exercise his/her right of access, rights to rectification, erasure, objection, data portability, restriction of processing and any other right recognized by the applicable regulations from time to time, by sending a request to human resources. The Participant may also file any claim or request related to his or her data protection rights with the relevant supervisory authority. The personal data processed for the purposes described above derives from the execution of the Participant’s employment agreement or, in case that the Participant is an independent professional, the relevant services agreement.

Dividends.  To the extent that the Company declares and pays any cash dividend on its Common Stock while any RSUs subject to this Award are unvested, the Participant shall be eligible to receive upon vesting of such RSUs an amount equal to the amount of such dividend that the Participant would have received had the Shares underlying such RSUs been issued and held by the Participant at the time at which such dividend was declared; it being understood that no such amount shall be payable with respect to any RSUs that are forfeited.

UNITED KINGDOM

Taxes.  The following provision replaces Section 1 of this Appendix A:

The Participant acknowledges that any income or other taxes and social security contributions due from him or her in connection with this Award or the Shares to be issued pursuant to this Award, as well as any amounts in respect of taxes or social security contributions (including employer National Insurance Contributions) that the Participant has elected to bear, shall be the Participant’s responsibility (“Participant Tax Liability”).  The Participant acknowledges and agrees that (i) the Participant was free to use professional advisors of his or her choice in connection with his or her acceptance of this Award, has received advice from his or her professional advisors in connection with his or her acceptance of this Award, understands its meaning and import, and has accepted this Award freely and without coercion or duress; and (ii) the Participant has not received and is not relying upon any advice, representations or assurances made by or on behalf of the Company or any Affiliate or any employee of or counsel to the Company or any Affiliate regarding any tax or other effects or implications of this Award, the Shares issuable pursuant to this Award or other matters contemplated hereby.

Without limiting the foregoing, the Participant agrees (i) that the Participant shall pay to the Company, the Participant’s employer or former employer (as appropriate) the amount of any Participant Tax Liability; (ii) that the Company, the Participant’s employer or former employer (as appropriate) may, if it so elects by written notice to the Participant, recover the whole or any part of any employer National Insurance Contributions from the Participant; (iii) that the Participant shall, promptly upon being requested to do so by the Company, the Participant’s employer or former employer (as appropriate), elect (using a form approved by HM Revenue & Customs) that the whole or any part of the liability for employer National Insurance Contributions shall be transferred to the Participant; and (iv) to enter into a joint election, under section 431(1) or 431(2) of the Income Tax (Earnings & Pensions) Act 2003, in respect of the Shares delivered pursuant to this Award, if required to do so by the Company, the Participant’s employer or former employer, before, on or within 14 days after any date of delivery of such Shares. Any such Participant Tax Liability due shall be paid, at the option of the Company, as follows (or utilizing such other arrangement as may be specified by the Company):

(f)	through reducing the number of Shares otherwise entitled to be issued to the Participant on the applicable vesting date in an amount equal to the amount of withholding tax due and payable by the Company; or

(g)	withholding from the Participant’s paycheck an amount equal to the Participant Tax Liability.